150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20150372462-82
Barbara K. Cegavske	Filing Date and Time 08/20/2015 10:15 AM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0120782005-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
ONCBIOMUNE PHARMACEUTICALS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Designation and Amount. The number of shares of preferred stock ("Preferred Stock") which the Corporation is authorized to issue is 20,000,000, of which 1,000,000 shares are hereby designated as Series A Preferred Stock, $0.0001 par value ("Series A Preferred Stock").

****See Attached Designation****

3. Effective date of filing: (optional) August 10, 2015

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Laura Anthony

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

WRITTEN CONSENT OF SOLE DIRECTOR
OF
ONCBIOMUNE INC.

The undersigned, being the sole member of the Board of Directors (the "Board") of **QUINT MEDIA INC.**, a Nevada corporation (the "Corporation"), does hereby consent to and adopt as of the date indicated below, the following resolutions to the same extent and with the same force and effect as if adopted by the Corporation's Board at a meeting duly called and held for purposes of acting upon proposals to adopt such resolutions.

WHEREAS, the Corporation is authorized, pursuant to its Amended and Restated Articles of Incorporation, to issue up to 20,000,000 shares of preferred stock, $0.001 par value, in one or more series upon terms and conditions that are to be designated by the Board;

WHEREAS, the Board deems it advisable and in the best interests of the Corporation and its stockholders to designate 1,000,000 shares of preferred stock as "Series A" preferred stock, bearing the attributes set forth in the certificate of designation attached hereto as Exhibit A; and

WHEREAS, the Board deems it advisable and in the best interests of the Corporation and its stockholders to issue, pursuant to that certain Share Exchange Agreement, dated as of June 22, 2015, by and among the Corporation, OncBioMune, Inc. ("ONC") and the ONC stockholders (the "Share Exchange Agreement"), 0.0212765957446809 shares of Series A preferred stock for each share of ONC's common stock, totaling in the aggregate 1,000,000 shares of Series A preferred stock;

NOW, THEREFORE, BE IT RESOLVED, that the certificate of designation relating to the Series A preferred stock, substantially in the form attached hereto as Exhibit A (the "Certificate of Designation"), be and it hereby is, approved; and be it

FURTHER RESOLVED, that the issuance, as soon as administratively possible following the filing of the Certificate of Designation with the Nevada Secretary of State, of 0.0212765957446809 shares of Series A preferred stock for each share of ONC's common stock, totaling in the aggregate 1,000,000 shares of Series A preferred stock, pursuant to the terms of the Share Exchange Agreement, be and it hereby is, approved.

FURTHER RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, in accordance with the foregoing resolutions, authorized, empowered and directed, in the name and on behalf of the Corporation, to prepare, execute, deliver and file with the Nevada Secretary of State, or cause to be prepared, executed, delivered and filed with the Nevada Secretary of State, the Certificate of Designation, and any and all agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents and information and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions, to make any filings pursuant to federal, state and foreign laws, and to take all other actions that he or she deems necessary, appropriate or advisable in order to comply with the applicable laws and regulations of any jurisdiction (domestic or foreign), or otherwise to effectuate and carry out the purposes of the foregoing resolutions and to permit the transactions contemplated thereby to be lawfully consummated, and any such action taken or any agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents and information executed and delivered by them or any of them in connection with any such action shall be conclusive evidence of their or his authority to take, execute and deliver the same; and be it

FURTHER RESOLVED, that all actions previously taken by any officer, director, representative or agent of the Corporation, in the name or on behalf of the Corporation or any of its affiliates in connection with the transactions contemplated by the foregoing resolutions be, and each of the same hereby is, adopted, ratified, confirmed and approved in all respects as the act and deed of the Corporation.

Dated: August 10 , 2015

Constantin Dietrich

EXHIBIT A
Certificate of Designation

CERTIFICATE OF DESIGNATION FOR
SERIES A PREFERRED STOCK
OF
QUINT MEDIA INC.

WHEREAS, the Amended and Restated Articles of Incorporation (the "Articles"), of Quint Media Inc., a Nevada corporation (the "Corporation"), authorize the issuance of 20,000,000 shares of preferred stock, $0.0001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors (the "Board"); and

WHEREAS, the Board wishes to designate 1,000,000 shares of the Corporation's preferred stock as "Series A Preferred Stock."

NOW, THEREFORE, BE IT RESOLVED, that the designation and amount of the Series A Preferred Stock and the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof are as follows:

1. Designation and Amount. The number of shares of preferred stock ("Preferred Stock") which the Corporation is authorized to issue is 20,000,000, of which 1,000,000 shares are hereby designated as Series A Preferred Stock, $0.0001 par value ("Series A Preferred Stock").

2. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Common Stock shall receive Common Stock and holders of Series A Preferred Stock shall receive Series A Preferred Stock.

3. Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

4. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

5. Reacquired Stock. Any Series A Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6. No Impairment. The Corporation will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6.

7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any

other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8. Notices. Any notice required by the provisions of Section 7 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Corporation.

9. Voting Rights. Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A Preferred Stock shall be entitled to five hundred (500) votes for each share of Series A Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise provided herein or by the Nevada Revised Statues, the holders of Common Stock and the holders of Series A Preferred Stock shall at all times vote on all matters (including the election of directors) together as one class.

(b) The holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of the date set forth below.

Date: August 10, 2015

/s/ Constantin Dietrich
Constantin Dietrich
President, Chief Executive Officer,
Chief Financial Officer, Secretary and
Treasurer